UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 7, 2005

Tyson Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State of incorporation or organization)

001-14704

(Commission File Number)

71-0225165

(IRS Employer Identification No.)

2210 West Oaklawn Drive, Springdale, AR 72762-6999

(479) 290-4000

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Not applicable

(Former name, former address and former fiscal year, if applicable)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Contract.

On October 7, 2005, Tyson Foods, Inc. (the “Company”) entered into employment agreements with William W. Lovette, the Company’s Senior Group Vice President - Poultry & Prepared Foods, James V. Lochner, the Company’s Senior Group Vice President - Margin Optimization, Purchasing & Logistics and Noel W. White, the Company’s Group Vice President - Fresh Meats Operations & Commodity Sales. On October 10, 2005, the Company entered into an employment agreement with Wendy P. Davidson, the Company’s Group Vice President – Foodservice. Mr. Lovette, Mr. Lochner, Mr. White and Ms. Davidson are hereinafter collectively referred to as the “Officers.”

The term of employment under each employment agreement is effective as of October 3, 2005 and terminates on October 3, 2010, unless terminated prior to such date. Mr. Lovette’s agreement provides for an annual base salary of not less than $550,000. Mr. Lochner’s agreement provides for an annual base salary of not less than $515,000. The agreements with Mr. White and Ms. Davidson each provide for an annual base salary of not less than $415,000. Each Officer is also eligible to receive awards under the Company’s annual bonus plan in effect during their term of employment, subject to the discretion of senior management of the Company. In addition, the Officers may also participate in any benefit programs generally applicable to officers of the Company, including the Company’s stock option, restricted stock programs, supplemental executive retirement, life insurance plans and medical reimbursement plans. The Officers’ compensation will be subject to review from time to time when compensation of other officers and managers of the Company are reviewed for consideration of increases.

Under the employment agreements, the Officers received restricted stock grants of shares of Class A Common Stock scheduled to vest on October 3, 2010 in the following amounts: Mr. Lovette - 18,060.9418 shares, Mr. Lochner - 18,060.9418 shares, Mr. White - 18,559.5568 shares and Ms. Davidson - 22,991.6897 shares. The restricted stock grants are in addition to restricted shares granted under the Officers’ prior employment agreements, which restricted shares have not yet vested. Under the agreements, consistent with the Company’s past practice, Messrs. Lovette and Lochner each will receive a grant of 50,000 options and Mr. White and Ms. Davidson each will receive a grant of 40,000 options to purchase shares of Class A Common Stock, subject to the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan and pursuant to an option grant agreement currently in use by the Company for officers generally. The exercise price of any such grant must be equal to the market price on the date of the stock option grant, and the options are part of the consideration received by the officer for his/her agreement to protections of confidential information and trade secrets of the Company and to a non-competition provision that extends one year after termination of the Officer’s employment. On each such future grant date selected by the Company, Messrs. Lovette and Lochner each will receive a grant of 50,000 options and Mr. White and Ms. Davidson each will receive a grant of 40,000 options. The options vest forty percent (40%) on the second anniversary of the date of the grant and in twenty percent (20%) increments annually thereafter until fully vested.

On the first business day of each of the Company’s 2006, 2007 and 2008 fiscal years, each Officer will be eligible to receive an additional performance award payable in shares of Class A Common Stock. On such dates, each of Messrs. Lovette and Lochner will be eligible to receive performance share awards having a maximum aggregate value on the date of grant of $450,000 and Mr. White and Ms. Davidson will be eligible to receive performance share awards having a maximum aggregate value on the date of grant of $375,000. The performance share grants for fiscal year 2006 are effective as of October 3, 2005. Each performance share award will vest three years after the date of grant, subject to the satisfaction of pre-established performance criteria. On the performance share grant for fiscal year 2006, fifty percent (50%) of the performance shares potentially vest based upon a comparison of the market price of the Company’s Class A Common Stock to a peer group of publicly traded companies and the other fifty percent (50%) of the performance shares potentially vest based upon the achievement by the Company of certain return on invested capital measures.

The Officers may terminate their employment under the respective employment agreements, subject to their confidentiality and non-compete obligations, upon ninety days’ notice to the Company, and the Company has the right to terminate the agreements at any time upon written notice subject to the obligation to continue to pay base salary for a period specified in each agreement (which in any event does not exceed one year) and subject to provisions relating to the early vesting of stock options and restricted stock upon such termination.

The foregoing description is qualified in its entirety by reference to the provisions of the employment agreements, which are attached as exhibits to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

10.1	Executive Employment Agreement between the Company and William W. Lovette, dated October 7, 2005

10.2	Officer Employment Agreement between the Company and James V. Lochner, dated October 7, 2005

10.3	Officer Employment Agreement between the Company and Noel W. White, dated October 7, 2005

10.4	Executive Employment Agreement between the Company and Wendy P. Davidson, dated October 10, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tyson Foods, Inc.

Tyson Foods, Inc.

	By:	/s/ Craig J. Hart
	Name:	Craig J. Hart
	Title:	Senior Vice President, Chief Accounting
Officer and Controller

October 11, 2005

Tyson Foods, Inc.

Current Report On Form 8-K

Dated October 11, 2005

EXHIBIT INDEX

Exhibit

Number	Description

10.1	Executive Employment Agreement between the Company and William W. Lovette, dated October 7, 2005

10.2	Officer Employment Agreement between the Company and James V. Lochner, dated October 7, 2005

10.3	Officer Employment Agreement between the Company and Noel W. White, dated October 7, 2005

10.4	Executive Employment Agreement between the Company and Wendy P. Davidson, dated October 10, 2005